Alpine 4 Holdings Announces That It Has Been Approved to List on The

Nasdaq

Phoenix, Ariz. – 10/14/2021 –Alpine 4 Holdings, Inc., a Delaware Corporation (Symbol: ALPP), (the “Company”), announced today that it has been approved by The Nasdaq Stock Market to list on The Nasdaq Capital Market effective at the open of the market on Wednesday, October 20, 2021, under the trading symbol ALPP.

Kent Wilson, CEO, had this to say about the Nasdaq approval: “This has been a long-anticipated event, and I can state enthusiastically that we are very pleased to be joining Nasdaq.  I want to say thank you to all our hard-working employees and shareholders who helped make this day possible!”

In conjunction with the Nasdaq listing, the Company has also promoted Larry Zic from Chief Accounting Officer to Chief Financial Officer and has appointed Mike Loyd to the Board of Directors and to become Chair of the Audit Committee.

Mr. Zic has been with the Company since April 2020, originally serving as Corporate Controller. Later, he became the Company’s Chief Accounting Officer.  Mr. Zic has a Bachelor of Accounting degree from St. Joseph’s College in Indiana, and a Master of Business Administration degree from Indiana University Bloomington.

Mr. Loyd currently serves as the Treasurer and SVP at Old National Bank in Fort Branch, Indiana. Mr. Loyd has a Bachelor of Business Administration degree from the University of Kentucky and a Master of Business Administration degree from Auburn University.

About Alpine 4 Holdings:  Alpine 4 Holdings, Inc. (ALPP), is a publicly traded conglomerate that acquires businesses that fit into its disruptive DSF business model of Drivers, Stabilizers, and Facilitators.  Alpine 4 understands the nature of how technology and innovation can accentuate a business.  Alpine 4 focuses on how the adaptation of new technologies, even in brick-and-mortar businesses, can drive innovation.  Alpine 4 also believes that its holdings should benefit synergistically from each other, have the ability to have collaborate across varying industries, spawn new ideas, and create fertile ground for competitive advantages.

Four principles at the core of Alpine 4’s business are Synergy. Innovation. Drive. Excellence. Alpine 4 believes synergistic innovation drives excellence.  By anchoring these words to the Company’s combined experience and capabilities, Alpine 4 can aggressively pursue opportunities within and across vertical markets.  Alpine 4 delivers solutions that not only drive industry standards, but also increase value for the Company’s shareholders.

Contact: Investor Relations

investorrelations@alpine4.com

www.alpine4.com

Forward-Looking Statements: The information disclosed in this press release is made as of the date hereof and reflects Alpine 4’s most current assessment of its historical financial performance. Actual financial results may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. Any forward-looking statements in this press release are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.